UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2020 (March 25, 2020)
Two Harbors Investment Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-34506		27-0312904
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

575 Lexington Avenue, Suite 2930	New York,	NY	10022
(Address of Principal Executive Offices)			(Zip Code)

(612) 629-2500
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol(s)	Name of Exchange on Which Registered:
Common Stock, par value $0.01 per share	TWO	New York Stock Exchange
8.125% Series A Cumulative Redeemable Preferred Stock	TWO PRA	New York Stock Exchange
7.625% Series B Cumulative Redeemable Preferred Stock	TWO PRB	New York Stock Exchange
7.25% Series C Cumulative Redeemable Preferred Stock	TWO PRC	New York Stock Exchange
7.75% Series D Cumulative Redeemable Preferred Stock	TWO PRD	New York Stock Exchange
7.50% Series E Cumulative Redeemable Preferred Stock	TWO PRE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.01           Completion of Acquisition or Disposition of Assets.

On March 25, 2020, Two Harbors Investment Corp. (the “Company”) sold substantially all of its portfolio of non-Agency securities. Upon the completion of customary settlement procedures, the Company received approximately $1.7 billion in proceeds from the sale, which were used to repay financing debt associated with such securities. The Company is unable to identify the purchasers of the securities because the transaction was completed through a securities dealer.

Item 8.01           Other Events.

The Company is supplementing the risk factors described under “Item 1A. Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2019 (“Form 10-K”) with the additional risk factor set forth below. This supplemental risk factor should be read in conjunction with the other risk factors described in the Form 10-K.

The novel coronavirus pandemic, measures intended to prevent its spread and government actions to mitigate its economic impact could have a material adverse effect on our business, results of operations and financial condition.

The novel coronavirus (COVID-19) pandemic is causing significant disruptions to the U.S. and global economies and has contributed to volatility and negative pressure in financial markets. The outbreak has led governments and other authorities around the world to impose measures intended to control its spread, including restrictions on freedom of movement and business operations such as travel bans, border closings, business closures, quarantines and shelter-in-place orders. The impact of the pandemic and measures to prevent its spread have negatively impacted and could further negatively impact our business. Recently, we have experienced declines in the value of our target assets as well as adverse developments with respect to the cost and terms of financing available to us. Additionally, we expect over the near and long term that the economic impacts of pandemic will impact the financial stability of the mortgage loan borrowers underlying the RMBS and MSR assets that we own and, as a result, anticipate that the number of borrowers who become delinquent or default on their loans may increase significantly. Elevated levels of delinquency or default would have an adverse impact on the value of our RMBS and MSR assets, as well as increase the cost to service our MSR assets. To the extent current conditions persist or worsen, we expect there to be a negative effect on our results of operations, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

In response to the pandemic, the U.S. government has taken various actions to support the economy and the continued functioning of the financial markets. The Federal Reserve has announced its commitment to purchase unlimited amounts of U.S. Treasuries, mortgage-backed securities, municipal bonds and other assets. In addition, President Trump signed into law the Coronavirus Aid, Relief, and Economic Security (CARES) Act, which will provide billions of dollars of relief to individuals, businesses, state and local governments, and the health care system suffering the impact of the pandemic, including mortgage loan forbearance and modification programs to qualifying borrowers who have difficulty making their loan payments. Under applicable Fannie Mae and Freddie Mac policies and guidelines, in these cases we are required to make certain servicing advances on the MSR assets we own (e.g., principal, interest, tax and insurance payments) and may be responsible for bearing the burden of funding these advances for extended periods of time before receiving reimbursement from Fannie Mae and Freddie Mac. The impact and cost of such financing, if required to be borne by us, could have material adverse consequences on our liquidity and financial condition. In late March 2020, Treasury Secretary Mnuchin formed a task force to examine and recommend ways to address potential funding and liquidity issues that could arise as a result of the forbearance and loan modification programs, though there can be no assurance that the task force will be successful in making recommendations that will address these issues or if any such recommendations made will ultimately be implemented or successful.

There can be no assurance as to how, in the long term, these and other actions by the U.S. government will affect the efficiency, liquidity and stability of the financial and mortgage markets. To the extent the financial or mortgage markets do not respond favorably to any of these actions, or such actions do not function as intended, our business may be harmed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWO HARBORS INVESTMENT CORP.

	By:	/s/ REBECCA B. SANDBERG
Rebecca B. Sandberg
General Counsel and Secretary

Date: March 31, 2020